Exhibit 99.28 (a)(3)

SCHEDULE A

TO

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

THE ROXBURY FUNDS

SCHEDULE OF PORTFOLIOS AND CLASSES

AMENDED AUGUST 30, 2011

Portfolio	Class of Shares
Roxbury Small-Cap Growth Fund	Institutional Shares
Roxbury/Mar Vista Strategic Growth Fund	Institutional Shares